Exhibit 99.2

SECOND AMENDMENT TO CONSULTING AGREEMENT

This SECOND AMENDMENT TO CONSULTING AGREEMENT (“Second Amendment”) is made and entered into on 26 September 2023, by and among RespireRx Pharmaceuticals Inc. (the ‘COMPANY’), a New Jersey corporation and DNA Healthlink, Inc., a New Jersey Corporation together with its President, Richard Purcell (the ‘CONSULTANT’), who will serve as Senior Vice President Research and Development for RespireRx, with responsibilities for such duties as are normally associated with the position.

The COMPANY and CONSULTANT are parties to a Consulting Agreement dated as of October 15, 2014 (the ‘Consulting Agreement’) and the First Amendment to Consulting Agreement dated effective as of September 14, 2021 (“First Amendment”).

The parties desire to further amend the Consulting Agreement and supersede and replace the First Amendment with this Second Amendment as set forth below.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Supersede and replace the First Amendment with this Second Amendment.

Amendment to Consulting Agreement Section 3. Compensation of the Consulting Agreement is hereby amended by deleting current Section 3. Compensation and replacing in its entirety as follows:

Section 3. Compensation. You will be prepaid against invoices for work performed on a cash retainer basis, in installments of $5,000 or other amounts as dually agreed by both parties. An hourly rate of $250 per hour will be invoiced no less frequently than monthly at which time such invoices will be deemed paid in whole or in part, as appropriate, until the $5,000 prepayment has been applied against such invoices at which time an additional $5,000 prepaid retainer will be remitted by the Company to DNA Healthlink and the process will be repeated. Any invoices rendered that remain unpaid or partially paid will be deemed paid with the immediate next prepaid retainer. No work shall commence prior to the payment of the first prepaid retainer.

The scope of the work is to be mutually agreed upon in advance in writing on a regular and as needed basis. The CONSULTANT will provide detailed line-item descriptions of work performed in their requisite invoices.

Subsection 7(a). Term. The term of this Agreement shall be for a period of one-year and shall automatically renew for one-year renewal periods unless notice of cancellation is provided by either party within 30 days of September 26, 2024 or within 30 days of the end of any renewal period.

Accepted and Agreed:

COMPANY:

By:
Name:	Arnold Lippa, Ph.D.
Title:	Chief Scientific Officer, Interim President and Interim Chief Executive Officer
Executive Chairman, Board of Directors
RespireRx Pharmaceuticals Inc.
Signed:	/s/ Arnold Lippa
Dated:	September 26, 2023

CONSULTANT: DNA Healthlink, Inc.

By:	Richard Purcell
Title:	President
Signed:	/s/ Richard Purcell
Dated:	September 26, 2023